Exhibit 10.3
AGREEMENT FOR PAYROLL AND BENEFIT SERVICES
This agreement (the “Agreement”) is entered into this ___day of July, 2006 (the “Effective Date”) between Extendicare Health Services, Inc., a Delaware corporation, Milwaukee, Wisconsin (“EHSI”) and Assisted Living Concepts, Inc., a Nevada corporation, Milwaukee, Wisconsin (“ALC”).
Whereas, ALC is currently a wholly owned subsidiary of EHSI; and
Whereas, EHSI currently provides ALC with certain Payroll and Benefit services, as hereafter defined, for all ALC employees; and
Whereas, effective on the Separation Date, as hereafter defined, ALC shall become an independent, public company; and
Whereas, ALC shall continue to need the Payroll and Benefit Services currently provided by EHSI and EHSI is willing to provide such Payroll and Benefit Services;
Now, therefore, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged between the parties including without limitation the mutual covenants contained in this Agreement, the parties hereby covenant and agree as follows:
1.	Payroll Services.
1.1.	Payroll Services Defined. EHSI covenants and agrees to provide to ALC, during the Term, as hereafter defined, of this Agreement the specific Payroll Services which are set forth on Exhibit 1.1 hereto, which is incorporated herein by reference (the “Payroll Services”). Exhibit 1.1 sets forth the description of the specific Payroll Services now provided by EHSI to ALC and the hours per month which are needed to provide the Payroll Services. These identical Payroll Services shall continue to be provided to ALC during the Term of this Agreement unless expanded or reduced by ALC as provided for herein.

1.2	Additional Payroll Services. The Payroll services do not include services that may be required upon wage and hour audits, or other specific projects that ALC may request of EHSI. In the event that ALC determines that it needs additional payroll services, EHSI agrees to provide such additional payroll services, provided that EHSI is currently providing such additional payroll services to its own employees. The parties shall agree upon the additional compensation to be provided to EHSI by ALC for such additional payroll services which shall be based upon the actual costs and benefits being paid by EHSI to those employees who will be providing such additional payroll services plus a reasonable markup. The parties shall enter into an Addendum to this Agreement setting forth the terms and conditions governing the delivery of such additional payroll services. Thereafter, such additional payroll services shall be deemed Payroll Services pursuant to this Agreement.

1.2	New Facility Fees. EHSI agrees to provide set-up services for any newly constructed or acquired assisted living facilities (the “New Facilities”) that ALC may acquire (the “New Facility Set Up Service”). The new facility set-up fee for each new assisted living facility added by ALC is:

Number of ALF’s Added:	Total One Time Set-Up Fee:
Between 1 to 4 ALF’s	$800.00
Between 5 to 9 ALF’s	$2,500.00
Between 10 to 20 ALF’s	$3,500.00
More than 20 ALF’s	To be negotiated be no less than $170 per facility
2.	Employee Benefit Services.
2.1	Employee Benefit Services Defined. EHSI covenants and agrees to provide to ALC, during the Term, as hereafter defined, of this Agreement the specific Employee Benefit Services which are set forth on Exhibit 2.1, which is incorporated herein by reference (the “Benefit Services”). Exhibit 2.1 sets forth the description of the specific benefit services now provided by EHSI to ALC and the hours per month which are needed to provide such services. These identical Benefit Services shall continue to be provided to ALC during the Term of this Agreement unless expanded or reduced by ALC as provided for herein.

2.2	Additional Benefit Services. In the event that ALC determines that it needs additional benefit services, EHSI agrees to provide such additional benefit services, provided that EHSI is currently providing such additional benefit services to its own employees. The parties shall agree upon the additional compensation to be provided to EHSI by ALC for such additional benefit services which shall be based upon the actual costs and benefits being paid by EHSI to those employees who will be providing such additional benefit services plus a reasonable markup equivalent to the markup provided for the Services. The parties shall enter into an Addendum to this Agreement setting forth the terms and conditions governing the delivery of such additional benefit services. Thereafter, such additional benefit services shall be deemed Benefit Services pursuant to this Agreement.
3.	Cancellation or Addition to Payroll and Benefit Services.

In the event that ALC determines that it does not need or plans to add, and EHSI has agreed to add, certain specific Payroll and/or Benefit Services, ALC shall provide a Notice, as hereafter defined, to EHSI at least ninety (90) days in advance of the date the specific Payroll and/or Benefit Services are no longer needed by ALC; and, in such event, an adjustment shall be made by the parties in the Per Check Fee and the Annual and Monthly Fee, as hereafter defined, payable to EHSI by ALC for the Payroll and Benefit Services.

4.	Standard for Performance. The Payroll and Benefit Services shall be provided to all of ALC’s current employees and any future employees hired by ALC during the Term in the same manner and quality as are currently provided to ALC employees and to the employees of EHSI.

5.	Term of the Agreement; Termination.
5.1	Initial Term. The initial term (the “Term”) of this Agreement shall be five (5) years commencing on the date ALC becomes an independent, public company (the “Commencement Date) and expiring, unless sooner terminated or extended pursuant to the provisions of this Agreement, on the last day preceding the fifth (5th) anniversary of such Commencement Date (the “Expiration Date”). The parties shall record the Commencement Date and the Expiration Date at such time as the Commencement Date has been established on Exhibit 5.1, which is incorporated herein by reference (the “Term Commencement and Expiration Date”). In the event the Commencement Date is not the first day of the month, the Monthly Fee for the first month of payment shall include the prorated portion of the Monthly Fee from the Commencement Date to the end of the month in which the Commencement Date occurs.

5.2	Renewal Term. ALC shall have the absolute right, exercisable within its sole discretion, to extend the Term of this Agreement for one (1) additional period of two (2) years (the “Renewal Term”) on the same terms, covenants, and conditions as are set forth in this Agreement, except there shall be no further options to extend the Term or the Renewal Term. The option to extend shall be exercised by a written Notice from ALC to EHSI at least six (6) months prior to the Expiration Date of the Term. The Notice shall be give pursuant to the Notice provisions of this Agreement.

5.3	Termination Rights. ALC shall have the absolute right to terminate this Agreement (a) in the event of an uncured default as provided in this Agreement and, further, (b) at anytime and for any reason, during the Term or the Renewal Term upon ninety (90) days prior written Notice . EHSI shall have the right to terminate this Agreement during the Term or the Renewal Term, solely in the event of an uncured default as provided in this Agreement. The right of termination provided to the parties in this Section shall be in addition to any other rights and remedies available to the parties in the event of a default and shall not be the exclusive remedy for an uncured default.
6.	Fee for Payroll and Benefit Services.

6.1	The Per-Check Fee.
6.1.1.	Per-Check Fee and Fee Annual Procedure and Monthly Payment.

ALC shall pay to EHSI, during the Term of this Agreement including any renewal term, an annual fee based upon the number of checks processed by ALC pursuant to this Agreement (the “Annual Per-Check Fee”). The Annual Per-Check Fee shall be paid by ALC in equal, consecutive monthly installments (the “Monthly Per-Check Fee Payment”) based upon the parties estimate of the number of checks to be processed with a annual audit and “true up” of the actual number of checks processed as described below. The monthly payment shall be made on or prior to the fifteenth (15th) day of each month based upon the estimate of the number of checks to be processed. The first Monthly Payment shall be made on the fifteenth (15th) day of the first month following the Commencement Date. If the Commencement Date does not occur on the first (1st) day of the Month the first Monthly Payment shall include both the Monthly Payment due and any prorated portion of the Monthly Payment for the month in which the Commencement Date occurred.

6.1.2	Annual Per-Check Fee Estimate. Monthly Fee Payment. Annual Increase.

The parties agree that the estimated number of checks to be processed for the first (1st) year of the Term is 113,480 and the Per-Check fee (the “Per-Check Fee”) for the first (1st) year of the Term shall be Two and 80/100 Dollars ($2.80). The Monthly Per-Check Fee Payment, based on the above estimate, shall be Twenty Six Thousand, Four Hundred Seventy Eight and no/100 Dollars ($26,478.00). The Annual Per-Check Fee of $2.80 shall be increased on the first anniversary of the Commencement Date and each anniversary date thereafter during the Term and any renewal term by three percent (3%) per annum. The Monthly Per-Check Fee Payment shall be increased on the first anniversary of the Commencement Date and each anniversary date thereafter during the Term and any renewal term based upon the prior years’ annual check volume and the revised annual per-check fee.
6.2	Fixed Costs Fee and Payment.
6.2.1	EV3 License Fee.

In addition to the Annual Per-Check Fee, ALC shall pay to EHSI a EV3 License Fee of Thirteen Thousand, Six Hundred and Eighty 00/100 Dollars ($13,680.00) for the first (1st) year of the Term (the “EV3 Annual License Fee”), based upon the percentage of ALC employees listed on the EV3 master file to the total number of employees (including all ALC and EHSI and other non-ALC and non-EHSI employees) on the master file. The EV3 Annual License Fee shall be paid in equal, consecutive monthly installments of One Thousand, One Hundred Fifty Five and 00/100 Dollars ($1,155.00) at the same time as the payment of the Monthly Per-Check Payment Fee with an adjustment and “True up” made on an annual basis at the same time as the “true up” as provided below. The EV3 Annual License Fee shall be adjusted annually based the current EV3 Annual License Fee multiplied by 1.25 and then multiplied by the percentage of ALC employees listed on the EV3 master file to the total number of employees (including all ALC and EHSI and other non-ALC and non-EHSI employees) on the master file upon the anniversary date. There shall be no annual increase in the EV3 License Fee except for the annual maintenance cost increases for the EV3 software.

6.2.2.	Other Fixed Services Costs Paid by ALC.

In addition to the Annual Per-Check Fee and the EV3 License Fee, ALC shall pay to EHSI a fixed charge of Twenty One Thousand, Two Hundred and no/100 Dollars ($21,200.00) (the “Other Fixed Services Costs”) in equal, consecutive monthly installments of One Thousand, Seven Hundred Sixty Six and 67/100 Dollars ($1,766.67) at the same times as the payment of the Monthly Per-Check Payment Fee. The Other Fixed Services Costs shall be subject to an increase on an annual basis of three percent (3%) on the first anniversary date of the Commencement Date and each anniversary date thereafter during the Term and any renewal term.

The Other Fixed Services Costs shall not be subject to any adjustment based upon the number of checks actually processed by EHSI for ALC.
6.3	Costs To Be Paid Directly By ALC To Vendors.
6.3.1	The following costs and expenses associated with the performance of the Payroll and Employee Benefit Services are not included in the payments described above and shall be paid by ALC directly to the specific vendor providing such services or, if such costs and expenses are advanced by EHSI , shall be separately reimbursed to EHSI upon submission of an invoice setting for the such costs and expenses. EHSI shall arrange, wherever possible, to have these costs and expenses, billed directly to ALC. The costs and expenses shall be the following:

(a) All E-Time service fees including without limitation license and maintenance fees; and
(b) All ADP fees for payroll processing, set-up costs for new facilities, year end processing and garnishment services.
(c) Courier costs associated with the delivery of checks from ADP or from EHSI.
6.4	Annual True-up of Payment. EHSI covenants to provide ALC with a summary of the quarterly volume of checks issued, within thirty (30) days of each quarter end to monitor the final Annual Per-Check Fee fees due pursuant to the Agreement for the preceding twelve (12) month period. Within 30 days prior to each anniversary date of the Commencement Date, EHSI agrees to provide ALC with a summary of the total volume of checks for the preceding twelve (12) months. ALC covenants to reimburse EHSI for any excess of fees due in excess of the installment payments made to EHSI during the year and EHSI covenants to reimburse ALC for any excess of installments paid in excess of fees due upon 30 days of receipt of the true-up information from EHSI.
7.	Default and Remedies.
7.1	Event of Default: Payment. An event of default shall occur in the event that ALC fails to pay to EHSI the Fees, costs or expenses provided for herein and such default in payment extends for a period of five (5) business days from the date EHSI delivers Notice of such Payment Default to ALC (“Payment Default”); provided, that in the event of a dispute, ALC shall not be required to pay in full within five (5) business days of receipt of a Payment Default Notice any disputed amounts. If ALC disputes in good faith any portion of the Fees, costs or expenses, ALC shall notify EHSI in writing of the nature and basis of the dispute within five (5) days of receipt of the Payment Default Notice, and ALC shall be entitled to withhold from payment all or a portion of such disputed amounts. Each of the parties hereto shall use commercially reasonable efforts to resolve any such dispute as soon as reasonably possible, and if such dispute is not resolved or if any disputed amounts are not paid on or before the next payment due date, any of the parties to such dispute may deliver Notice of the existence of a dispute and refer the matter to arbitration pursuant to dispute resolution provisions in the Separation Agreement, on the effective date of the Separation Agreement between Extendicare Real Estate Investment Trust and ALC (the “Separation Agreement”). ALC shall pay any disputed amounts within five (5) days after resolution of any disputed items, if such dispute is resolved in EHSI’s favor after the original payment due date. Without prejudice to the rights of EHSI, in the event payment of any undisputed amount is not received by EHSI on or prior to the applicable payment due date, such amount shall be subject to a late payment charge equal to one and one-half percent (1.5%) per month (or the maximum rate permissible by law, if less), based on a thirty (30) day month, of the amount overdue for the actual number of calendar days such payment is overdue (including the date payment is actually made).

7.2	Event of Default: Non-Payment. An event of default shall occur in the event that either party fails to perform any of its obligations provided for herein (other than the Payment Default which shall be governed by the provisions of Section 4.1 hereof) and such failure continues for a period of fifteen (15) business days following the receipt of a Notice of such failure (a “Non–Payment Default”); provided however, in the event the Non-Payment Default is unable to be cured within such fifteen (15) business day period there shall not be a default if the defaulting party has commenced good faith actions to cure such default and continues to exercise such good faith efforts. (Hereafter, both the Payment Default and the Non-Payment Default shall be collectively referred to as an “Event of Default”).

7.3	Remedies. In the event of the occurrence of an Event of Default, the parties shall have the right to exercise all remedies available to them at law or in equity resulting from such Event of Default, including without limitation the Termination rights referred to in Section 5.3 above.

7.3	Limitation of Liability. None of the parties hereto shall, nor shall their subsidiaries, employees or agents, be liable to another party hereto for any claims, liabilities, actions, suits, judgments, fines, losses, injuries, damages, costs or expenses (all of the foregoing collectively “Losses”) arising out of or connected to the provision of the Payroll and Benefit Services under this Agreement, other than any Losses caused by the gross negligence or willful misconduct of such party, its subsidiaries, employees, or agents arising out of or in connection with the provision of the Services under this Agreement. Each party hereto waives all rights to recover against any other party for any Losses to its respective tangible personal property (whether owned or leased) from any cause which is covered by insurance maintained by such party or should have been covered by insurance required to be maintained under this Agreement, including respective deductibles or self-insured retentions, and agrees to obtain any necessary consent from its insurers with respect to such waiver.

7.5	Amount of Damages. Notwithstanding anything to the contrary in this Agreement, the maximum liability of EHSI and its subsidiaries and their employees and agents, and the sole remedy of ALC for any losses under this Agreement or otherwise arising with respect to the matters addressed herein, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, shall be a refund of the aggregate annual fee paid to EHSI by ALC for the Payroll and Benefit Services in the year such liability occurred and a termination of the provision of the services related to such liability, and none of the parties hereto or their subsidiaries or their respective employees or agents shall be liable to any other party hereto for loss of profits or consequential, incidental, special, indirect or punitive damages.

7.6	Additional Representations. EHSI does not make any representations or warranties, express or implied, regarding the merchantability, suitability, originality, fitness for a particular use or purpose, or results to be derived from the use of any materials, deliverables or services provided under this Agreement. EHSI does not guarantee that any work product or deliverable will be error free.
8.	Independent Contractor.

The parties acknowledge and agree that EHSI is being retained by ALC solely as a third party independent contractor. Neither this Agreement nor the relationship created between the parties pursuant to this Agreement is intended to, and shall not be interpreted or construed to, create the relationship of agent, servant, employee, partnership, joint venture or association between the parties for any purpose.

9.	Confidential Information.

As a result of the performance of this Agreement, EHSI shall have access to and the use of confidential and proprietary information and documents of ALC (the “Confidential Information”). EHSI hereby agrees that any and all information and documentation disclosed to EHSI by ALC in the performance of EHSI’s Payroll and Benefit Services shall be Confidential Information. EHSI covenants to maintain the confidentiality of such Confidential Information and shall not use or disclose such Confidential Information to any person except as is required in the performance of the Payroll and Benefit Services. EHSI shall not disclose, except as required by law, any such Confidential Information and EHSI shall not copy, reproduce, retain or in any manner appropriate such Confidential lnformation without the prior written consent of ALC. EHSI agrees that the remedy at law for any breach of this Confidentiality provision will be inadequate and that upon a breach hereof, ALC shall be entitled as a matter of right to injunctive relief in any court having jurisdiction to enforce the provisions hereof by specific performance without the necessity of proving actual damages or the inadequacy of a legal remedy. The rights conferred on ALC by this section shall not be exclusive of any other right or remedy which ALC might have at law, or in equity, upon a breach of this Confidentiality provision.

10.	Restrictive Covenant.

During the Term and any Renewal Term of this Agreement and for a period of one (1) year following the expiration or earlier termination of this Agreement, neither party shall, without the prior written consent of the other party, knowingly employ, engage for hire, solicit for hire, or otherwise contract with or employ, directly or indirectly, through any subsidiary or affiliate, any employee of the other party who was involved in the performance of the Payroll and Benefit Services.

11.	Compliance with Governmental Directives
11.1	Disqualified Individuals. The parties represent that they are not excluded or debarred from participation in the Medicare, Medicaid, or other Federal health care programs, and agree not to employ, contract with, or obtain goods or services from any person or entity so excluded or debarred in violation of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, the Balanced Budget Act of 1997, Pub. L. No. 105-33, or the Office of Inspector General Special Advisory Bulletin 9925427, 9/29/99, or other applicable laws. The parties shall verify compliance with this paragraph by reviewing the Website maintained by the US Department of Health and Social Services Office of Inspector General (http://www.dhhs.gov/oig), and the U.S. General Services Administration (http://epls.arnet.gov). In the event a party employs, contracts with, or obtains goods or services from an excluded or debarred person or entity, the party shall immediately notify the other parties in writing and the other parties shall have the right to immediately terminate this Agreement, notwithstanding any other provisions of this Agreement, without penalty or costs except those incurred prior to the date of termination.

11.2	Governmental Agency Access. Until the expiration of five (5) years after the furnishing of all Payroll Services pursuant to this Agreement, EHSI shall make available, upon written request to any governmental agency having jurisdiction, this Agreement, and the books, documents and records of EHSI that are necessary to certify the nature and extent of the costs incurred by EHSI in the performance of this Agreement, and, if EHSI carries out any of the duties of the Agreement through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related organization (as that term is defined by regulation), such subcontract shall contain a clause to the effect that until the expiration of five (5) years after the furnishing of such subcontracted services, the related organization shall make available, upon written request to such governmental agency, such subcontract, and any books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

11.3.	SOX Compliance. The parties covenant and agree to take any and all actions deemed reasonably required in order to enable ALC to comply the requirements of the (INSERT NAME OF SOX LAW) including without limitation the actions set forth on Exhibit 11.3 attached hereto (the “SOX Compliance Requirements”).
12.	Hardware and Software Compatibility with EHSI’s Payroll and Benefit System

ALC agrees to maintain hardware at its facilities and software compatible to EHSI’s system and to upgrade such hardware and software to be consistent to the hardware and software systems deployed by EHSI, including when EHSI may choose to upgrade or replace such hardware or software. EHSI agrees to provide ALC with a minimum notice of ninety (90) days before deployment of any changes to or upgrade of its hardware or software that may require ALC to upgrade its hardware and software at its facilities.

EHSI shall utilize software programs to detect errors made by ALC as it normally does for EHSI. ALC acknowledges that guidelines and regulations for payment are subject to interpretation by the applicable governmental agency(ies). EHSI does not represent or guarantee that a governmental agency will not interpret a guideline or regulation in a manner inconsistent with the software programs used by EHSI. EHSI sole obligation is to maintain and to utilize its usual and customary software, and the currently available updates of the software programs. ALC is obligated to ensure that its facilities maintains hardware, equipment and software that is consistent and compatible with EHSI’s software systems, hardware and other equipment, so that EHSI may perform the Payroll and Benefit Services in an efficient, cost-effective manner, without requiring significant modification to EHSI’s standard systems, software and programs. In the event EHSI identifies any changes to be made to the ALC’s hardware, equipment, systems or software, EHSI agrees to provide ninety (90) days advanced notice to ALC including the associated cost, and ALC agrees that it shall bear the associated cost of any change. ALC hereby acknowledges and agrees that EHSI is not responsible and shall bear no liability for the nature or accuracy of the information provided by or used in conjunction with the software programs or the form and substance of the underlying transactions thereto. EHSI shall not be responsible for any ALC provided information that is inaccurate or for any transaction to which such information related that violates or breaches any applicable Laws. EHSI shall not be responsible and shall bear no liability for data entry errors or other actions or omissions made by ALC personnel.
13.	Notices.
13.1	Form of Notice. Delivery Methods. Each party giving any notice or making any request, demand or other communication (each a “Notice”) pursuant to this Agreement shall give the Notice in writing and shall use one or more of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery with proof thereof by affidavit from the person who has personally delivered the Notice; or (b) registered or certified mail, in each case, return receipt requested and postage prepaid; or (c) a nationally (or internationally) recognized overnight courier, with all fees prepaid and with a written proof of delivery provided by such courier; or (d) facsimile along with proof of receipt by the party intending to be bound or such party’s designated agent by an acknowledgement of transmission report generated from the machine from which the facsimile was sent.

13.2	Persons to Whom Notice Must be Delivered. Each party giving a Notice shall address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address listed below or to another or additional Addressee or at another address designated below or by the party in a Notice pursuant to this Section:
13.2.1	If to EHSI:

Extendicare Health Services, Inc.

111 West Michigan Street

Milwaukee, WI 53203

Attention: President

With a copy to:

Extendicare Health Services, Inc.

111 West Michigan Street

Milwaukee, WI 53203

Attention: Vice President and General Counsel

13.2.2	If to ALC:

Assisted Living Concepts, Inc.

111 West Michigan Street

Milwaukee, WI 53203

Attention: President

With a copy to:

Assisted Living Concepts, Inc.

111 West Michigan Street

Milwaukee, WI 53203

Attention: Corporate Legal Counsel
13.3	Effective Date of Notice. A notice to the Addressee is effective only when each person required to receive a copy of the Notice has received the copy. Despite the other clauses of this Section, if any Notice is received after 5:00 p.m. on a business day where the Addressee is located, or on a day that is not a business day where the Addressee is located, then the Notice is deemed received at 9:00 am on the next business day where the Address is located. For purposes hereof a business day shall mean Monday through Friday excluding any national holidays.
14.	Cooperation and Further Assurances.

Each party and its officers and representatives shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the performance of this Agreement. If at anytime after the Commencement Date any action is necessary or desirable to carry out the purposes of this Agreement, each party and its officers and representatives shall use all commercially reasonable efforts to take, or cause to be taken, all such action.

15.	Successors and Assigns.

15.1 Assignment Prohibited. Neither party shall have the right to assign this Agreement nor its rights and interest hereunder except with the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.2 Successors and Assigns. This Agreement is for the sole benefit of the parties and their permitted successors and assigns, and shall be binding upon the permitted successors and assigns of the parties.

15.3 Delegation of Responsibility. EHSI shall have the right to employ, retain, or subcontract with other third party persons, firms, or corporations to perform all or any part of the Payroll and Benefit Services to be performed hereunder with the prior written consent of ALC, which consent shall not be unreasonably withheld or delayed, but such delegation shall not relieve EHSI from its obligations hereunder.

16.	Governing Law

The laws of the State of Wisconsin (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, performance, and enforcement.

17.	Force Majeure.

The parties to this Agreement shall not be liable to each other for any delay or failure to perform any of the terms of this Agreement if such delay or failure is due to or cause by acts of God, war, rebellion, riot, strike of labor dispute, fire, flood, or laws or demands of the United States or any State thereof or any governmental agency or any other such cause which is beyond the control of the parties and for which the parties have expended every reasonable effort to circumvent or prevent.

18.	Severability.

If any part of this Agreement is declared invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

19.	Construction.

The use of the singular or masculine pronoun in this Agreement shall include, wherever appropriate, the plural and feminine. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party by virtue of its counsel having drafted this Agreement or otherwise. The captions preceding the sections of this Agreement are solely for the convenience of the parties in the use of this Agreement and shall not be used nor are they intended to be used in the interpretation or construction of the substantive portions of the sections to which they relate.

20.	Entire Agreement. Modifications. Exhibits Incorporated.
19.1	Entire Agreement. This Agreement and the Separation Agreement constitute the entire agreement of the parties relating to its subject matter. Any and all prior understandings, agreements or courses of conduct, whether in writing or verbal, are hereby rescinded in full with respect to any and all terms, covenants and conditions thereof and neither party shall have any liability of any nature or kind whatsoever with respect thereto. The relationship between the parties with respect to the subject matter of this Agreement shall be governed solely in accordance with the terms, covenants and conditions of this Agreement.

19.2	Modifications. Any change or modification of this Agreement must be in writing and signed by both parties.

19.3	Exhibits. All exhibits referred to herein shall be an integral part of this Agreement and shall be deemed incorporated herein.
21.	Waivers and Compliance.

Any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

22.	Counterparts and Facsimiles

This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, when taken together will be deemed to constitute one and the same Agreement. The parties agree that facsimile signatures of the parties shall be binding and enforceable.

In Witness whereof the parties have executed this Agreement, being fully authorized to do so and intending to fully bind their respective corporations to the full and faithful performance of the terms, covenants and conditions set forth herein and in any Exhibits attached hereto or referred to herein.

Extendicare Health Services, Inc.	Assisted Living Concepts, Inc.
a Delaware corporation	a Nevada corporation

Philip W. Small, President	Laurie A. Bebo, President

EXHIBIT 1.1
PAYROLL SERVICES

	Variable				Cost	Cost
	Cost	Fixed Cost	Total Monthly		Associated	Associated
	Component	Component	Salary & Wage		with the	with the
	Monthly	Monthly	Cost plus		Fixed	Variable
Payroll Staff Functions	Hours	Hours	Benefits	Annual Cost	Component	Component
ALC Checkmate Checks	10.0	—	$174.00	$2,088.00	-	$2,088.00

Payroll Maintenance for Salaried field staff	55.0	—	957.00	11,484.00	—	11,484.00

Semi-monthly Payroll Processing of Salaried field Staff	16.0	—	278.40	3,340.80	—	3,340.80

Customer service for Salaried field staff	63.0	—	1,096.20	13,154.40	—	13,154.40

Miscellaneous Projects — (Employee Status Reports, W-2 Replacements, etc)	16.0	—	278.40	3,340.80	—	3,340.80

Payroll Tax General Support Functions	15.0	—	343.80	4,125.60	—	4,125.60

Year End W-2 Processing and W-2 Reprints	4.0	—	91.68	1,100.16	—	1,100.16

Processing Washington Worker’s Compensation Reports and Payments		1.0	22.92	275.04	275.04	—

Wage Verifications	12.0	—	230.98	2,771.71	—	2,771.71

Wage Verifications	12.0	—	259.34	3,112.13	—	3,112.13

Garnishment Processing and Administration	20.0	—	398.40	4,780.80	—	4,780.80

Receive and process payroll information from ADP ( ADP Packages)	4.0	—	76.75	921.02	—	921.02

E-mail Payroll Register, Payroll Summary, Statistical Summary Reports to Managed Accounting following the distribution list		1.0	19.19	230.26	230.26	—

Post Statistical Summaries to Excel and Payroll Register Control Totals in EV3		1.0	19.19	230.26	230.26	—

	Variable				Cost	Cost
	Cost	Fixed Cost	Total Monthly		Associated	Associated
	Component	Component	Salary & Wage		with the	with the
	Monthly	Monthly	Cost plus		Fixed	Variable
Payroll Staff Functions	Hours	Hours	Benefits	Annual Cost	Component	Component
Bi-Weekly Payroll Processing of E-Time Files to ADP	24.0	—	906.91	10,882.94	—	10,882.94

Payroll & HR General Mgmt and Customer Service	30.0	—	1,133.64	13,603.68	—	13,603.68

Receiving and Loading Payrolls		1.0	37.79	453.46	453.46	—

Manual Check Requests for Supplemental Payrolls	2.0	—	44.52	534.24	—	534.24

Payroll Maintenance for Salaried Corporate staff	2.0	—	55.61	667.30	—	667.30

Semi-monthly Payroll Processing of Salaried Corporate staff		10.0	278.04	3,336.48	3,336.48	—

Payroll Maintenance for Hourly Corporate staff		2.0	41.40	496.80	496.80	—

Bi-weekly Payroll Processing of Hourly Corporate staff		4.0	82.80	993.60	993.60	—

Payroll Maintenance for Hourly field staff	100.0	—	1,836.00	22,032.00	—	22,032.00

Customer service for Hourly field staff	60.0	—	1,101.60	13,219.20	—	13,219.20

Payroll & HR General Management, Consulting, and Customer Service	30.0	—	1,851.84	22,222.08	—	22,222.08

Auto Allowances		2.5	81.06	972.72	972.72	—

3rd Party Workman’s Compensation — Salary Continuation	1.5	—	48.64	583.63	—	583.63

ADP Invoices		1.5	48.64	583.63	583.63	—

Partnership Bonus Program	20.0	—	648.48	7,781.76	—	7,781.76

Move-In Bonus Program	4.0	—	129.70	1,556.35	—	1,556.35

Rate Increases	8.0	—	259.39	3,112.70	—	3,112.70

Quarterly Bonus Programs	6.0	—	194.54	2,334.53	—	2,334.53

Customer Service and follow-up (phone calls and emails)	25.0	—	810.60	9,727.20	—	9,727.20

GL Account Recons: 2200-01, 2200-03, 2200-04, 2200-05		0.5	19.70	236.45	236.45	—

Insurance: Monthly JE Process		3.0	118.22	1,418.69	1,418.69	—

	Variable				Cost	Cost
	Cost	Fixed Cost	Total Monthly		Associated	Associated
	Component	Component	Salary & Wage		with the	with the
	Monthly	Monthly	Cost plus		Fixed	Variable
Payroll Staff Functions	Hours	Hours	Benefits	Annual Cost	Component	Component
Insurance: Maintenance to Monthly INSURANCE Pay Process		0.5	19.70	236.45	236.45	—

Insurance: Create/Distribute Monthly Insurance Arrears		0.5	19.70	236.45	236.45	—

ALC Deferred Compensation Processing		1.0	39.41	472.90	472.90	—

ALC Deferred Compensation Accounting		1.5	59.11	709.34	709.34	—

ALC Deferred Compensation Reporting		1.0	39.41	472.90	472.90	—

ALC Employee Status Verification	1.0	—	39.41	472.90	—	472.90

AD HOC Query Reporting/Standard Reports	10.0	—	394.08	4,728.96	—	4,728.96

ALC Net Cash Recon File Create		0.5	19.70	236.45	236.45	—

BLS-CES File Create		0.5	19.70	236.45	236.45	—

BLS-OES File Create		0.5	19.70	236.45	236.45	—

ALC-TX Worker’s Compensation File Create		0.5	19.70	236.45	236.45	—

Annual EEO-1 Process		0.3	9.85	118.22	118.22	—

SSA-EVS File Create & Send/Load Receive File		0.3	9.85	118.22	118.22	—

WOTC [Work Opportunity Tax Credit] File Create/Send		0.5	19.70	236.45	236.45	—

TALX UC Detail [wage and termination reporting]		2.0	78.82	945.79	945.79	—

Treasury-Create/Distribute Paid Checks File		1.0	39.41	472.90	472.90	—

GL-Create/Correct/Transmit monthly PP, PR, IN and PB entries		4.5	177.34	2,128.03	2,128.03	—

ALC-EV3 Security/System Support — includes file maintenance		5.0	197.04	2,364.48	2,364.48	—

Labor Reporting	1.0	—	21.60	259.20	—	259.20

Stop Payment Requests and Banking Issues	6.0	—	129.60	1,555.20	—	1,555.20

401(k) Disbursements	3.0	—	64.80	777.60	—	777.60

Garnishment Processing and Administration	5.0	—	127.50	1,530.00	—	1,530.00

Subtotal for Payroll	565.5	47.6	$15,540.52	$186,486.19	$18,685.30	$167,800.90

EXHIBIT 2.1
EMPLOYEE BENEFITS SERVICES

	Variable				Cost	Cost
	Cost	Fixed Cost	Total Monthly		Associated	Associated
	Component	Component	Salary &		with the	with the
	Monthly	Monthly	Wage Cost		Fixed	Variable
Benefit Staff Functions	Hours	Hours	plus Benefits	Annual Cost	Component	Component
Data Entry — Insurance Adds, Changes & Deletes	172.0	—	$3,080.32	$36,963.80	—	$36,963.80

Customer Service to Houses and Staff

Leave of Absence Monitoring Some 401(k) processing (ALC plan)

Claim Resolution/Assistance	25.8	—	863.73	10,364.71	—	10,364.71

Anthem and Basic 10 Vendor Coordination

COBRA Mailings/Recordkeeping		8.6	208.46	2,501.54	2,501.54	—

HIPAA Certificates of Coverage 401(k) processing (EHSI plan) PTO review/adjust during payroll processing	8.6	—	190.51	2,286.13	—	2,286.13

Package changes Short Term Disability Processing/Coordination	8.6	—	315.70	3,788.44	—	3,788.44

Employee Assistance Program & Life Insurance Bills

Reports/interfaces	8.6	—	314.55	3,774.54	—	3,774.54

401(k) Testing info

401(k) compliance	25.8	—	2,388.62	28,663.46	—	28,663.46

ERISA Compliance:
5500’s/SPD’s/Plan Audits Plan Docs

Oversee Short Term Disability Consult/design

Subtotal for Benefits	249.4	8.6	$7,361.88	$88,342.62	$2,501.54	$85,841.08

EXHIBIT 3.1
SUMMARY OF PAYROLL AND EMPLOYEE BENEFITS SERVICES CONTRACT COSTS

Total Payroll Department Variable Costs	167,800.90
Total Benefit Department Variable Costs	85,841.08

Sub-Total Variable Costs	253,641.98
EHSI Margin and Other Costs @ 25%	63,410.49

Total Contract Variable Cost Proposed	317,052.47

Number of ALC Annual Paychecks	113,480

Variable Cost Price per Check	2.79391

Amount per Check Processed	2.80

Annual Fixed Service Costs
Payroll	18,700
Benefits	2,500

Total Fixed Cost	21,200

Estimated Annual EV3 Licensing Fee based on Actual usage allocation to ALC:
Estimate of Annual EV3 License Allocation @14% of $79,200	11,088
EHSI Margin	25%

Total Estimated Annual ALC License Fee	13,860

Estimated 1st Year ALC Costs
Variable Costs:
Est # of paychecks	113,480
Amount per Check Processed	317,744.00
2.80
Fixed Cost	21,200
Estimated EV3 Fee	13,860

Total Estimated ALC 1st year cost for Payroll & Benefit Processing	352,804.00

EXHIBIT 5.1
TERM COMMENCEMENT DATE

1	Commencement Date:	, 2006

2	Expiration Date – Initial Term:	, 2011

3	Renewal Term:

	3.1 Notice of Renewal must be given no later than:	, 2011
(6 months prior to Expiration Date)

	3.2 Commencement Date of Renewal Term:	, 2011

	3.3 Expiration Date of Renewal Term:	, 2011

4	There is only one Renewal Option.